EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

POLARIS INDUSTRIES INC.,

ICEMAN MERGER SUB, INC.

and

WSI INDUSTRIES, INC.

dated as of

September 5, 2018

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 5, 2018, is entered into by and among Polaris Industries Inc., a Delaware corporation (“Parent”), Iceman Merger Sub, Inc., a Minnesota corporation and a Subsidiary of Parent (“Merger Sub”), and WSI Industries, Inc., a Minnesota corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX.

RECITALS

A. Subject to the terms and conditions of this Agreement, the Parties desire that the Company be acquired by Parent, with such acquisition to be effected by the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), and, except as expressly provided in Section 2.01, each issued and outstanding share of common stock, $0.10 par value per share, of the Company (“Company Common Stock”) immediately prior to the Effective Time, being canceled and converted into the right to receive the Merger Consideration.

B. The respective boards of directors (and any required committee thereof) of each of Merger Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of their respective shareholders, (ii) approved this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend that the respective shareholders of Merger Sub and the Company approve and thereby adopt this Agreement.

C. Parent, as the sole shareholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby.

D. Concurrently with the execution of this Agreement, each of the directors and officers of the Company are executing a Voting and Support Agreement, pursuant to which they have agreed, among other things and subject to the terms and conditions thereof, to vote the shares of Company Common Stock held by them in favor of the approval of this Agreement.

E. This Agreement constitutes a “plan of merger,” as such term is used in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”).

NOW, THEREFORE, intending to be legally bound hereby, the Parties agree as follows:

Article I

The Merger

Section 1.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger under the MBCA (the “Surviving Corporation”).

1

Section 1.02  Closing. The closing of the Merger (the “Closing”) will take place at a date and time selected by Parent that is within three Business Days day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Faegre Baker Daniels LLP, located at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, 55402, or at such other time, date or place that is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Parties intend that the Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents, and, if requested by Parent, the prior physical exchange of certain other documents and instruments to be held in escrow by outside counsel to the recipient Party pending authorization to release at the Closing.

Section 1.03   Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the Parties shall file articles of merger (the “Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA, and shall make all other filings and recordings required under the MBCA (if any). The Merger shall become effective on such date and time as the Articles of Merger are filed with the Secretary of State of the State of Minnesota or at such later date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04  Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.05  Articles of Incorporation and Bylaws.

(a) At the Effective Time, by virtue of the Merger and without necessity of any further action, the articles of incorporation of the Company shall be amended in their entirety to read the same as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the articles of incorporation of the Surviving Corporation, as so amended at the Effective Time, shall provide that the name of the Surviving Corporation shall be the name of the Company and the date of incorporation of the Surviving Corporation shall be the date of incorporation of the Company), and as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, by virtue of the Merger and without necessity of any further action, the bylaws of the Company shall be amended in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company) (and if the Merger Sub does not have any bylaws in effect at such time, then the Surviving Corporation shall not have bylaws at the Effective Time), and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended (subject to Section 6.06(a)) as provided therein or by applicable Law.

2

Section 1.06  Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07  Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, and powers of the Company and Merger Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and the officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

Article II

Effect of the Merger on Capital Stock

Section 2.01  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.10 par value per share, of the Surviving Corporation.

(b) Cancellation of Certain Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly or indirectly owned by Parent, any Subsidiary of Parent, the Company or any Subsidiary of the Company, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) and (ii) the Dissenting Shares) shall be converted into the right to receive $7.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder thereof (or of a certificate that immediately prior to the Effective Time represented any such (each, a “Certificate”)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

3

(d) Dissenters’ Rights. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, subject to any rights the holder thereof may have under this Section 2.01(d). Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has (i) not voted in favor of approval of this Agreement, (ii) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares of Company Common Stock in accordance with Sections 302A.471 and 302A.473 of the MBCA and (iii) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights, including as a result of a court of competent jurisdiction determining that such holder is not entitled to the relief provided by Chapters 302A.471 and 302.473 of the MBCA (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01(c), but the holder thereof, if such holder complies in all respects with Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon and subject to any applicable withholding Taxes specified in Section 2.03(h). The Company shall provide prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which shall not be unreasonably be withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.02  Adjustments to Merger Consideration. If there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 2.01(c) and any other amounts payable pursuant to this Agreement (or payable under the applicable provisions of the MBCA with respect to Dissenting Shares) shall be equitably adjusted to reflect the effect thereof, with the manner and nature of any such adjustment subject to approval of Parent.

Section 2.03  Exchange Fund.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit with a paying agent selected by Parent (the “Paying Agent”) cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

4

(b) Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of any shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such shares shall pass, only upon proper delivery of the Certificates or book-entry shares to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates or book-entry shares in exchange for the Merger Consideration. Each holder of record of any shares of Company Common Stock shall, upon surrender thereof to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock so surrendered shall have been converted into the right to receive pursuant to Section 2.01(c), and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the shares so surrendered is registered if such Certificate (if any) shall be properly endorsed, such shares shall otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such shares or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of shares of Company Common Stock pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed on the date that is twelve months after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation (or its designee), upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any shares of Company Common Stock shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

5

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to the Surviving Corporation (or its designee). No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Equity Award to receive the holder’s Equity Award Amount, in each case as provided herein.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct or the provision by such Person of an indemnity, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (or payable under the applicable provisions of the MBCA with respect to Dissenting Shares) such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

Section 2.04  Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without necessity of any further action:

(i) all unvested or partially vested Company Equity Awards shall become fully vested;

6

(ii) each unexercised Company Stock Option (including any associated stock appreciation rights) that is outstanding immediately prior to the Effective Time shall terminate and be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option at the Effective Time (for the sake of clarity, if the exercise price of such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall terminate and be cancelled without any consideration being payable in respect thereof); and

(iii) the Company Stock Plan shall be terminated.

(b) The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 2.03(h). The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 2.04. The term “Company Stock Plan” means the 2005 Stock Plan, as amended and restated.

(c) As soon as practicable following the Effective Time, but in any event no later than the first regularly scheduled payroll date that is at least fifteen Business Days following the Effective Time, the Surviving Corporation shall make by a payroll payment through the Surviving Corporation’s or Parent’s payroll provider, subject to Section 2.03(h), the Equity Award Amounts to the applicable holders thereof; provided, that any Equity Award Amount that is considered nonqualified deferred compensation under Section 409A of the Code shall be made at the time required under the applicable arrangement. Notwithstanding the foregoing, if any payment owed to a holder of any Company Equity Awards pursuant to this Section 2.04 cannot be made through the Surviving Corporation’s or Parent’s payroll provider, then the Surviving Corporation or Parent will upon request issue a check for such payment to such holder subject to Section 2.03(h).

(d) The Company, the board of directors of the Company (the “Company Board”), and any appropriate subcommittee of the Company Board shall take such further action as may be necessary or desirable to give effect to this Section 2.04.

Article III

Representations and Warranties of the Company

Except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company, or incorporated by reference into such document, in each case, after August 27, 2017, and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”), the relevance of which disclosure is reasonably apparent in the Filed SEC Documents and other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood that this clause (i) shall not be applicable to Section 3.03 or (ii) subject to Section 9.03(g), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

7

Section 3.01  Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the articles of incorporation of the Company (the “Company Articles of Incorporation”) and the bylaws of the Company (the “Company Bylaws”), in each case as in effect on the date of this Agreement, are included in the Filed SEC Documents.

Section 3.02  Subsidiaries. Section 3.02 of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

Section 3.03  Capital Structure.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. At the close of business on September 5, 2018 (the “Measurement Time”), (i) 2,971,303 shares of Company Common Stock were issued and outstanding, including zero shares of Company Common Stock subject to restricted stock awards that were subject to service-based vesting or delivery requirements (the “Company Restricted Stock Awards”), and (ii) 280,379 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, and, pursuant to such Company Stock Plan, 310,701 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock (such options, together with any associated stock appreciation rights, the “Company Stock Options” and, together with Company Restricted Stock Awards, the “Company Equity Awards”). Except as set forth above, as of the Measurement Time, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. Section 3.03(a) of the Company Disclosure Letter sets forth each Company Equity Award outstanding as of the Measurement Time, including (to the extent applicable) the Company Stock Plan under which such Company Equity Award was granted, the price at which such Company Equity Award may be exercised (if any) and status of each such Company Equity Award. Since the Measurement Time, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Equity Awards), other than issuances of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the Measurement Time, and (y) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances pursuant to Company Equity Awards outstanding as of the Measurement Time.

8

(b) All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness (including any Indebtedness) of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the Measurement Time, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract, agreement, arrangement or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since the Measurement Time, none of the foregoing has been issued, agreed or entered into. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Stock Plan.

(c) The Company does not have any shareholder rights or similar plan in effect.

Section 3.04  Authority; Recommendation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the affirmative vote of the holders of not less than a majority of all outstanding shares of Company Common Stock entitled to vote pursuant to a vote at a special meeting of shareholders (the “Shareholder Approval”). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Shareholder Approval and the filing with the Secretary of State of Minnesota of the Articles of Merger as required by the MBCA. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

9

(b) The Company Board has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd.1 and, assuming the accuracy of the representation and warranties of Parent and Merger Sub set forth in Section 4.07, Section 302A.673 thereof) and (iii) recommending that the Company’s shareholders approve this Agreement (such recommendations, the “Recommendation” and, such actions by the Company Board, the “Board Actions”).

Section 3.05  Non-Contravention. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by Parent or Merger Sub), any provision of (a) the Company Articles of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, or (b) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.09, (i) any contract, lease, permit, authorization, indenture, note, bond, mortgage, or other agreement or instrument, commitment, obligation, arrangement, or understanding, whether or not written, with respect to which there are continuing rights, liabilities or obligations (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) any supranational, federal, national, state, provincial or local statute, law (including common law), ordinance, rule or regulation of any Governmental Authority, whether or not inside, outside, including or excluding the United States, Canada or any other country (“Law”) or any judgment, order or decree of any Governmental Authority, whether or not inside, outside, including or excluding the United States, Canada or any other country (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) any Authorizations of the Company or its Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any supranational, federal, national, state, provincial or local, government, any court of competent jurisdiction, any administrative, regulatory or self-regulatory (including any stock exchange), other governmental agency, commission or authority, arbitrator, mediator or arbitration or mediation panel, whether or not inside, outside, including or excluding the United States, Canada or any other country (each, a “Governmental Authority”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (A) the filing with the SEC of a proxy statement in preliminary and definitive form relating to the Shareholders’ Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), and the filing of such reports under the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (B) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (C) any filings or notices required under the rules and regulations of the Nasdaq Stock Market (“Nasdaq”), (D) any filings as may be required under Chapter 80B of the Minnesota Statutes and (E) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10

Section 3.06  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all material reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company pursuant to the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act since August 26, 2013 (the “SEC Documents”). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other SEC Documents), the SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes).

11

(c) Section 3.06(c) of the Company Disclosure Schedule sets forth a schedule of all Indebtedness of the Company and its Subsidiaries, including the amount outstanding as of the date hereof, the details of any limitations or penalties relating to prepayment of such Indebtedness, the persons to whom such Indebtedness is owed, and general description of the nature of such Indebtedness, and whether or not such Indebtedness is secured by any Liens.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, except for liabilities and obligations that (i) if required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), are so reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Filed SEC Documents, (ii) were incurred since the date of such balance sheet in the Ordinary Course of Business, (iii) arise under, or are expressly contemplated by, this Agreement, or (iv) are immaterial.

(e) Internal Controls.

(i) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since August 26, 2013 neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (x) any significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company who have (or had) a significant role in the Company’s internal controls.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to all material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(iii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since August 26, 2013, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

12

(f) Neither the Company nor any of its Subsidiaries (x) has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), or (y) is a party to, or has any commitment to become a party to, any Contract relating to any material transaction or material relationship with, or material ownership or other material economic interest in, any variable interest entity.

(g) Since August 26, 2013 through the date of this Agreement, to the Knowledge of the Company, (i) neither the Company nor any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices and (ii) no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. As of the date of this Agreement, to the Knowledge of the Company, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 3.07  Absence of Certain Changes or Events. Between August 27, 2017 and the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and there has not been:

(a) any change, effect, event, occurrence or fact that has had or would reasonably be expected to have a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) in respect of, any capital stock of the Company;

(c) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;

(d) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (x) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (y) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan, and (z) the acquisition by the Company of Company Stock Options and Company Restricted Stock Awards in connection with the forfeiture of such awards;

13

(e) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (x) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (y) by Law, including Regulation S-X under the Securities Act;

(f) with respect to the Company or any of its Subsidiaries, any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), any material amendment with respect to any material Tax Return, any settlement or compromise of any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents, any request for any rulings from or the execution of any closing agreement with any Governmental Authority, any surrender of any right to claim a material Tax refund, any change to an annual accounting period for Tax purposes, or any change of any material accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business;

(g) the commencement of any new line of business or the Company or any of its Subsidiaries otherwise engaging in any other operations in any country in which they did not, as of August 27, 2017, conduct other operations; or

(h) except as required by applicable Law or the terms of any Company Benefit Plan set forth in the Company Disclosure Letter which was effective on August 28, 2017, (i) any granting to any director or member of the Company Executive Team of any increase in compensation (except in the Ordinary Course of Business), (ii) any granting to any director or any member of the Company Executive Team of any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the Ordinary Course of Business), (iii) any entry by the Company or its Subsidiaries into any employment, consulting, severance, retention or termination agreement or arrangement with any employee, director or officer, including any member of the Company Executive Team, (iv) any establishing, adopting, entry into or amending in any material respect any collective bargaining agreement or Company Benefit Plan, or (v) any acting to accelerate any rights or benefits under any Company Benefit Plan.

Section 3.08  Litigation. There is no, and since August 26, 2013 there has not been any, material suit, claim (or counterclaim), litigation, action, charge, complaint, arbitration, mediation, grievance, investigation, audit or other proceeding brought, conducted or heard by or before, or otherwise involving any court or other Governmental Authority (each, a “Litigation”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. There is no material Judgment outstanding against the Company or any of its Subsidiaries.

Section 3.09  Contracts.

(a) Except for this Agreement, Section 3.09 of the Company Disclosure Letter sets forth a true and complete categorized list of, as of the date of this Agreement:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

14

(ii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit;

(iii) each Contract to which the Company or any of its Subsidiaries is a party (A) that by its terms calls for, or which to the Knowledge of the Company is reasonably expected to result in, aggregate payments by or to the Company or any of its Subsidiaries of more than $100,000 over the remaining term of such Contract, (B) that may not be canceled by the Company or any of its Subsidiaries upon notice of 90 days or less without material penalty or other material liability to the Company or any of its Subsidiaries, or (C) that is with, or relates to the subcontracting by a customer or other Third Party of a Contract with, any Governmental Authority (any Contract referred to in this clause (C), a “Government Contract”);

(iv) each Contract to which the Company or any of its Subsidiaries is a party entered into since August 26, 2013 or with respect to which the Company or any of its Subsidiaries has any continuing obligations, in each case, relating to the acquisition or disposition (or related acquisition or dispositions) by the Company or any of its Subsidiaries of properties or assets, in each case, (A) for aggregate consideration of more than $100,000, except for acquisitions and dispositions of properties and assets in the Ordinary Course of Business, or (B) pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations;

(v) each Contract of the Company or any of its Subsidiaries that (A) grants a right of exclusivity, area of protection, right of first offer, right of first refusal or similar right with respect to any business or geographic region (“Exclusive Rights”); (B) restricts in any material way the ability of the Company or any of its Affiliates (including post-Closing) to compete with any business or in any geographical area or to solicit customers (“Company Noncompete Restrictions”); (C) would require the disposition of any material assets or line of business of the Company or any of its Subsidiaries or, after the Effective Time, of Parent or any of its Subsidiaries; (D) grants “most favored nation” status or is a “requirements” Contract that, following the Merger, would apply to Parent or any of its Subsidiaries, including the Company or any of its Subsidiaries; (E) prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Owned Intellectual Property, other than limitations on enforcement arising from non-exclusive licenses of Owned Intellectual Property entered into in the Ordinary Course of Business; or (F) contains any provision that materially restricts or purports to materially restrict or bind any Affiliate of the Company (other than a Subsidiary of the Company);

(vi) each Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay any consideration in excess of $100,000 in the aggregate for all such settlements, conciliation or similar agreements, or (C) that would otherwise limit in any material respect the operation of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Closing) as currently operated;

15

(vii) each Contract to which the Company or any of its Subsidiaries is a party involving the inbound or outbound licensing or grant of any right to use or register (or any consent to or agreement not to assert any rights with respect to the use or registration of) any Intellectual Property (except for (1) off-the-shelf licenses of commercially available software for less than $100,000 on an annual basis in the aggregate for all such licenses, (2) agreements between the Company or any of its Subsidiaries, on the one hand, and their employees or consultants, on the other hand, entered into in the Ordinary Course of Business, and (3) non-material non-exclusive licenses entered into in the Ordinary Course of Business);

(viii) each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets (other than immaterial assets) of the Company or any of its Subsidiaries, taken as a whole;

(ix) each Contract between the Company or any of its Subsidiaries and any current or former director or officer of the Company or any person beneficially owning five percent or more of the outstanding shares of Company Common Stock (other than indemnity agreements with directors or officers of the Company) pursuant to which the Company has continuing obligations, in each case, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit;

(x) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries, as the case may be, has ongoing obligations to not acquire assets or securities of the other party or any of its Affiliates and, to the extent not entered into in the Ordinary Course of Business, any Contract under which the Company or any of its Subsidiaries has material ongoing indemnification obligations;

(xi) each Contract to which any Principal Customer or Principal Supplier is a party;

(xii) each Contract of the Company or any of its Subsidiaries that relates to a partnership, joint venture or similar arrangement;

(xiii) any purchase or sale agreement, leases, subleases, license or other Contract relating to real property; and

(xiv) any Contract not otherwise described above which is material to the Company and its Subsidiaries, taken as a whole (including any Contract the termination or breach of which would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

Each Contract set forth on Section 3.09 of the Company Disclosure Letter or required to be set forth thereon is referred to herein as a “Specified Contract.”

16

(b) As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Specified Contract or, with respect to non-written Contracts, a true and complete summary of the material terms thereof. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has waived, agreed not to enforce, agreed to amend, extend or otherwise modify, or reached any other understanding with respect to any Specified Contract, or any terms or conditions thereof. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no breach or default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. From August 27, 2017 to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination or breach (which has not been cured) with respect to and, to the Knowledge of the Company, no party has delivered written notice threatening to terminate, any Specified Contract.

(c) With respect to each Government Contract and any bid for any Government Contract:

(i) Each of the Company and its Subsidiaries is and has been in compliance with Executive Order No. 11246 of 1965, Section 503 of the Rehabilitation Act of 1973 and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (collectively, the “AA Laws”). The Company maintains and complies with affirmative action plans in compliance with the AA Laws.

(ii) The Company is not, and has not been, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with the applicable Laws.

(iii) Neither the Company nor any of its Subsidiaries has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

(iv) The Company, the Company Subsidiaries, and their respective Representatives have complied in all material respects with all requirements of the Truth in Negotiations Act, the Procurement Integrity Act, the False Claims Act, the Cost Accounting Standards, Executive Order No. 11246 of 1965 and all other Laws applicable to any of its Government Contracts and Government Bids.

Section 3.10  Compliance with Laws.

(a) Each of the Company and its Subsidiaries is, and since August 26, 2013 has been, in compliance in all material respects with all Laws applicable to its business or operations. Each of the Company and its Subsidiaries has in effect and is in compliance in all material respects with all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any Authorizations will be terminated or modified or cannot be renewed in the Ordinary Course of Business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal.

17

(b) Neither the Company nor any director, officer, other employee or agent of the Company or any of its Subsidiaries has violated any provision any Law relating to corruption, bribery or improper payments, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010. Neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any such Law.

(c) Neither the Company nor any of its Subsidiaries has been in violation of, or, to the Company’s Knowledge, has been investigated for, or charged by any Governmental Authority with a violation of, any Sanctions Laws, and there are not now, nor have there been since August 26, 2013, any Litigation, allegations, or inquiries pending or, to the Company’s Knowledge, overtly threatened against the Company or any of its Subsidiaries concerning violations of any Sanctions Law. The Company and its Subsidiaries have instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws. None of the Company, its Subsidiaries or any director or officer of the Company or any of its Subsidiaries is a Sanctioned Person. To the Company’s Knowledge, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of the Company. To the Company’s Knowledge, since August 26, 2013, neither the Company nor any of its Subsidiaries, directly or indirectly, has had any transactions with or investments in any Sanctioned Person or Sanctioned Country.

Section 3.11  Labor and Employment Matters.

(a) The Company has delivered or made available to Parent a list including the name, job title, exempt or non-exempt status for wage and hour purposes, date of hire, base compensation, bonus eligibility, status with regard to leave, and employing entity as of the date thereof for each employee of the Company or its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization, union or association, and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened, and since August 27, 2013, there have been no, strikes, slowdowns, work stoppages, lockouts, or other material labor disputes or similar organized activity against the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as contemplated by this Agreement, to the Knowledge of the Company (but without any duty of inquiry), no member of the Company Executive Team, other key employee or group of employees has any present intention to terminate his, her, or their employment with the Company or any of its Subsidiaries.

(c) The employment relationship between the Company and its Subsidiaries and any of its or their employees is employment at-will.

18

(d) The Company and each of its Subsidiaries are, and since August 26, 2013 have been, in material compliance with all applicable Laws respecting employment and employment practices, including all Laws related to terms and conditions of employment, immigration and work authorization, occupational safety and health and workers’ compensation, employee classification and wages and hours, and independent contractor relationships, including to the extent applicable, Fair Labor Standards Act and similar state and local wage and hour Laws, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and state anti-discrimination laws. There are no material charges, complaints, audits or investigations pending by any Governmental Authority pertaining to the employment practices of the Company or any of its Subsidiaries or, to the Company’s Knowledge, otherwise scheduled or threatened by any Governmental Authority against the Company or any of its Subsidiaries, and no written complaints relating to employment practices of the Company or any of its Subsidiaries have been submitted to the Company or any of its Subsidiaries.

(e) Since August 26, 2013 (i) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for any purpose (including federal income Tax purposes) by the Company or any of its Subsidiaries is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Company Benefit Plan purposes), (ii) neither the Company nor any of its Subsidiaries has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan, and (iii) each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” for wage and hour purposes under applicable Law.

(f) The Company and its Subsidiaries: (i) are not delinquent in any payments to, or on behalf of, any independent contractors (who are individuals) or employees for any services or amounts required to be reimbursed or otherwise paid and (ii) other than routine payments to be made in the Ordinary Course of Business, are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any employees or independent contractors (other than routine payments to be made in the Ordinary Course of Business).

(g) Since August 26, 2013, to the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is or has been in material violation of any term of any Third Party employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(h) Since August 26, 2013, neither the Company nor any of its Subsidiaries have implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law.

19

Section 3.12  Employee Benefit Matters.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Code), other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (to the extent applicable) (A) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof), other than any Company Benefit Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (B) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service or similar report required to be filed with any Governmental Authority, in each case with respect to each material Company Benefit Plan (if any such report was required by applicable Law), (C) each trust agreement and group annuity contract or other material Contract relating to any material Company Benefit Plan, (D) the most recent actuarial reports (if applicable) for each Company Benefit Plan and (E) the most recent summary plan description, if any, required under ERISA with respect to each material Company Benefit Plan.

(c) Each Company Benefit Plan intended to be “qualified” (or registered) within the meaning of Section 401(a) of the Code (or any comparable provision under applicable non-U.S. laws) has received a favorable determination or opinion letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Authority), and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to cause the loss of any such qualification, registration or Tax-exempt status or the imposition of any material penalty or Tax liability, except where such loss of qualification, registration or Tax-exempt status or the imposition of any material penalty or Tax liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Section 3.12(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each material Company Benefit Plan that provides health or welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA, or any other applicable Law, or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). Each such U.S. plan is amendable, terminable or otherwise may be discontinued unilaterally by the Company at any time without material liability or expense to Parent, the Company and its Subsidiaries, taken as a whole, as a result thereof other than ordinary administration expenses typically incurred in a termination event and/or claims incurred prior to the date of such amendment, and no such plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan. Each Company Benefit Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the “2010 Health Care Law”), to the extent applicable, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The operation of each Company Benefit Plan will not result in the incurrence of any penalty to the Company, Parent or any of their respective Subsidiaries pursuant to the 2010 Health Care Law, to the extent applicable that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

20

(e) No Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA and none of the Company or its ERISA Affiliates has had during the seven (7) year period prior to the Closing, any liability, contingent or otherwise, with respect to any employee benefit plan that is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(f) The Compensation Committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and a non-employee director under Rule 16b-3 of the Exchange Act) (the “Compensation Committee”) has taken all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into on or before the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

(g) During the seven (7) year period prior to the Closing, neither the Company nor any ERISA Affiliate or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in any way, directly or indirectly, has any liability with respect to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code). The term “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(h) (i) No proceeding has been asserted or instituted or, to the Knowledge of the Company, threatened against any of the Company Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciary with respect to such Company Benefit Plans, or any of the assets of any trust of any of the Company Benefit Plans, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred with respect to the Company Benefit Plans, and (iii) no Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or, to the Knowledge of the Company, any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty.

(i) There are no loans by the Company nor any of its Subsidiaries to any of their current or former employees, other than loans under any Company Benefit Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the Ordinary Course of Business.

21

(j) Each Company Benefit Plan that is subject to Section 409A of the Code has operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except as would not reasonably be expected to have a Material Adverse Effect.

(k) Except as expressly provided for in this Agreement or as set forth in Section 3.12(k) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Merger (either alone or together with any other event) will, in respect of any employee, officer, director or independent contractor of the Company or any of its Subsidiaries (whether current, former or retired), except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) cause any payment or benefit to become due or payable, including severance pay, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time or otherwise trigger, either directly or indirectly, any funding (through a grantor trust or otherwise) of any such compensation or benefits or cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (v) otherwise give rise to any material liability under any Company Benefit Plan, (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. As of the date of this Agreement, the Company has made available to Parent copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Merger. Neither the Company nor any of its Subsidiaries has any gross-up or indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.

(l) (i) neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical, disability, life insurance or other welfare benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to comply with Section 4980B of the Code or any similar Law and (ii) to the extent that the Company or any of its Subsidiaries sponsors any such plan, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health, medical, disability or life insurance coverage.

(m) None of the Company or any of its Subsidiaries has made any promises or commitments to create any additional material Company Benefit Plan or to modify or change in any material way any existing material Company Benefit Plan other than those amendments or modifications required by Law.

(n) Neither the Company nor any Subsidiary of the Company is a party to any agreement, Contract, arrangement or plan that has resulted, separately or in the aggregate, in the payment of any material amount that will not be fully deductible as a result of Section 162(m) of the Code.

22

(o) The term “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consulting, indemnification, change in control, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand pursuant to which the Company or any of its Subsidiaries has any continuing obligations as of the date of this Agreement, other than any agreement or arrangement mandated by applicable Law, as well as each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding,, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries as of the date of this Agreement, in each case for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than any plan, policy, program, arrangement or understanding mandated by applicable Law.

Section 3.13  Taxes.

(a) Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it with the appropriate Governmental Authority (taking into account any valid extensions with respect thereto) and all such Tax Returns are true, complete and correct in all material respects.

(b) Each of the Company and its Subsidiaries has: (i) duly and timely paid all material Taxes due and payable by it other than such Taxes that are being contested in good faith through appropriate proceedings and in respect of which adequate reserves have been established in accordance with GAAP in the financial statements contained in the Filed SEC Documents; (ii) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority all such withheld Taxes and other amounts required by applicable Laws to be remitted by it; and (iii) duly and timely collected all material sales or transfer Taxes, including goods and services, harmonized sales, value added and federal, provincial, state or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority all such collected Taxes required by applicable Laws to be remitted by it.

(c) No deficiencies for any material Taxes have been proposed, asserted, assessed or threatened in writing against the Company or any of its Subsidiaries which have not been settled and paid. No audit, action, investigation, examination, suit or other proceeding is pending or is being threatened in writing with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d) The charges, accruals, and reserves for Taxes reflected on the financial statements contained in the Filed SEC Documents (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income Taxes) are adequate under GAAP to cover Taxes of the Company and each of its Subsidiaries accruing through the date of such financial statements contained in the Filed SEC Documents. For periods not covered by the financial statements contained in the Filed SEC Documents, the Company and each of its Subsidiaries accrued all material Taxes incurred but not yet due and payable on its books and records in accordance with GAAP.

(e) There are no material Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

23

(f) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, unitary, or combined Tax Return (other than a group the common parent of which was the Company).

(g) No private letter rulings, technical advice memoranda, closing agreements, or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material Taxes.

(h) Since August 26, 2013, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof. Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(j) The term “Tax” or “Taxes” means (i) any and all taxes, duties, fees, imposts, levies or other governmental assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, profits, capital gains, capital stock, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, escheat, use, withholding, value added, ad valorem, registration, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, license, registration, estimated taxes, deficiency assessments and other taxes (including all penalties and additions to any such taxes and interest thereon) imposed by any Governmental Authority, whether disputed or not, (ii) liability for the payment of any amount imposed on any person of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amount imposed on any person of a type described in clause (i) or clause (ii) as a transferor or successor or a result of any existing express or implied indemnification agreement or arrangement. The term “Tax Return” means any return, statement, report, form, election, designations, estimates, claims for refund, declarations of estimated Tax, information statements or filings, including in each case any amendments, schedules or attachments thereto, filed or required to be filed with any Governmental Authority. The term “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiaries and any other commercial agreement the primary purpose of which does not relate to Taxes).

24

Section 3.14  Properties.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”). Neither the Company nor any of the Subsidiaries leases, subleases, licenses or occupies any real property, except for the Company’s occupancy of the Owned Real Property. The Company does not sublease or license any portion of the Owned Real Property to any Third Party and no Third Party has any right to use or occupy any portion of the Owned Real Property.

(b) The Company has marketable fee title to each Owned Real Property free and clear of all Liens, except for Permitted Liens. Neither the Company nor any Subsidiary has received written or, to the Company’s Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Owned Real Property for continuance of a policy insuring any Owned Real Property or for the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed).

(c) All of the land, buildings, structures and other improvements used by the Company or any Subsidiary in the conduct of its business are included in the Owned Real Property or in benefitting easements. There is no pending or, to the Company’s Knowledge, threatened proceeding regarding condemnation or other eminent domain affecting any Owned Real Property or any sale or other disposition of any Owned Real Property lieu of condemnation. No Owned Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored.

(d) The use and occupancy of all Owned Real Property is in compliance in all material respects with all applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act, and conform to all such applicable Laws on a current basis without reliance in any material respect on any variance or other special limitation or conditional or special use permit.

(e) No portion of any Owned Real Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on such applicable Owned Real Property to fulfill any zoning, building code or other requirement under applicable Law. To the Company’s Knowledge, there is no material defect in any structural component of any improvement on any Owned Real Property or any of its electrical, plumbing or HVAC systems.

(f) Company has provided or made available to Parent a true, correct and complete copy of all ALTA land title surveys and all title insurance commitments and policies issued to any Acquired Company that are in Company’s possession or control that cover any Real Property.

(g) The Company or one of its Subsidiaries owns and has good and marketable title to all material machinery, equipment and other tangible property and assets reflected as owned in the financial statements included in the Filed SEC Documents and good leasehold title to all material machinery, equipment and other tangible property and assets reflected as leased in the financial statements included in the Filed SEC Documents, in each case, free and clear of all Liens other than Permitted Liens.

25

Section 3.15  Intellectual Property.

(a) The term “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) any patent, patentable invention or other patent right (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), (ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all goodwill associated therewith, and (iii) any copyright, work of authorship (whether or not copyrightable), design, design registration and database rights, (iv) any computer software programs, (v) any Internet domain names, and (vi) any trade secrets, know-how, formulae, recipes and other confidential or proprietary information and rights.

(b) Section 3.15(b)(i) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list, as of the date of this Agreement, of all issued or registered Intellectual Property or applications for issuance or registration of any Intellectual Property owned by the Company or its Subsidiaries (indicating for each, as applicable, the owner(s), jurisdiction, application number and date and registration number and date). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) all Owned Intellectual Property, and is licensed or otherwise has the right to use, all other Company Intellectual Property used in or necessary for the conduct of the respective businesses of the Company or any of its Subsidiaries as currently conducted; provided, however, that the foregoing representation and warranty in this Section 3.15(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, dilution or violation of any Intellectual Property (which is addressed in Section 3.15(c)). The Company or one of its Subsidiaries is the sole and exclusive owner of (A) all right, title and interest in and to the trademarks and service marks included in the Owned Intellectual Property to the extent such trademarks and service marks cover any of the Products and/or services of the businesses of the Company and its Subsidiaries, and (B) all formulas and recipes that are material to any of the businesses of the Company or its Subsidiaries (clauses (A) and (B) collectively the “Key Intellectual Property”), in each case, free and clear of any Liens, other than Permitted Liens. All of the material registrations, issuances and applications owned by the Company or any of its Subsidiaries and set forth in Section 3.15(b)(i) of the Company Disclosure Letter, including any such registrations, issuances and applications of the Key Intellectual Property, are subsisting and, to the Knowledge of the Company, valid and enforceable and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the transactions contemplated by this Agreement will not impair the right, title, or interest of the Company or any of its Subsidiaries in or to any Company Intellectual Property and, (ii) upon the Closing Date, all of the material Company Intellectual Property will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing Date.

26

(c) No claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person, or that contest the validity, use, ownership or enforceability of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries, except, other than with respect to the Key Intellectual Property, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company’s nor any of its Subsidiaries’ use of any Company Intellectual Property, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, has in the past three (3) years infringed, misappropriated, diluted, or otherwise violated or currently infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any other person except where such infringement, misappropriation, dilution or other violation would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no person is infringing, misappropriating, diluting or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property, except, other than with respect to the Key Intellectual Property, where such infringement, misappropriation, dilution or other violation would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Owned Intellectual Property is not subject to any outstanding consent, settlement, Lien, decree, order, injunction, Judgment or ruling restricting the use thereof in a manner that would reasonably be expected to materially impair the continued operation of the businesses of the Company or its Subsidiaries (taken as a whole) as currently conducted.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to maintain, preserve, police, and protect the Owned Intellectual Property, including the confidentiality, integrity and availability of its trade secrets and other material confidential information and, to the Knowledge of the Company, no material trade secret of the Company or its Subsidiaries has been used, disclosed or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements, in each case, except where a failure to take such steps or where such use, disclosure or discovery, respectively, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have policies in place requiring all employees who develop Intellectual Property on behalf of the Company and its Subsidiaries to assign such Intellectual Property to the Company or its Subsidiaries; and (ii) the Company and its Subsidiaries have obtained assignments of all Intellectual Property on behalf of the Company and its Subsidiaries by all employees who have developed Intellectual Property on behalf of the Company and its Subsidiaries.

27

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its Subsidiaries is and since August 26, 2013 has been in compliance with its posted privacy policies and all other related notices, policies and programs and all applicable data protection, privacy and other applicable Laws and contractual commitments regarding the collection, use, storage, distribution, transfer, import, export, breach notification, disposal or disclosure (in any form or medium) of or regarding any personally identifiable information that could be used to identify, contact or locate an individual (“Personal Information”) including industry standards applicable to the Company and its Subsidiaries, (ii) to the Company’s Knowledge, no person has gained unauthorized access to or made any unauthorized use of any sensitive or confidential information, including any Personal Information, maintained by the Company or any of its Subsidiaries, (iii) no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Information, and (iv) to the Company’s Knowledge, there have been no material security breaches in the information technology systems used by the Company and its Subsidiaries. The Company and its Subsidiaries have commercially reasonable security measures in place to protect the confidentiality, integrity and availability of all sensitive or confidential information, including all Personal Information, in their possession or control. The consummation of the transactions contemplated by this Agreement do not violate the Company’s or its Subsidiaries’ posted privacy policies as they currently exist. Upon the Closing Date, the Company and its Subsidiaries will own and continue to have the right to use all such Personal Information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing Date.

(g) Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability or otherwise be material to the Company and its Subsidiaries, taken as a whole, all software owned by the Company or any of its Subsidiaries (i) is free from any material software defect, and (ii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

Section 3.16  Environmental Matters.

(a) (i) Each of the Company and its Subsidiaries is, since August 26, 2013 has been, in material compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication since August 26, 2013 alleging that the Company is in material violation of, or has any material liability under, any Environmental Law, (ii) each of the Company and its Subsidiaries possesses and is, and since August 26, 2013 has been, in material compliance with all material Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (iii) there are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) none of the Company or any of its Subsidiaries has Released or exposed any person to, any Hazardous Materials, and no Hazardous Materials have been Released at, on, under or from any of the Owned Real Property or by the Company, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries, (v) to Company’s Knowledge, there is no (A) underground storage tank located on any of the Owned Real Property, (B) well located on any of the Owned Real Property (regardless of whether such well is in use) or (C) asbestos contained in or forming part of any building, building component, structure or office space on any of the Owned Real Property that is in a damaged condition such that it is not in material compliance with all Environmental Laws, and (vi) Company has made available to Parent a true, correct and complete copy of all Phase I and Phase II environmental site assessments of which Company has Knowledge related to any of the Owned Real Property that are in the Company’s possession or actual control.

28

(b) The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices by or from any Governmental Authority or any other person alleging liability under Environmental Laws, including liability arising out of the Release of or exposure to any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials. The term “Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the indoor or outdoor environment.

Section 3.17  Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due with respect to all such insurance policies have been timely paid, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 3.18  Product Warranty. Each product manufactured, assembled, marketed, distributed or sold by or on behalf of the by the Company or any of its Subsidiaries (the “Products”) has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. The Company has made available to the Parent copies of the standard terms and conditions of sale, lease or license used by the Company (containing applicable guaranty, warranty, and indemnity provisions), and no Product is currently subject to any material guaranty, warranty, or other indemnity beyond those set forth in such standard terms and conditions. Section 3.18 of the Company Disclosure Letter lists warranty or similar claims of any kind that are or were in excess of $25,000 that are, or at any time since August 30, 2015 were, outstanding.

Section 3.19  Product Liability; Inventory.

(a) Since August 26, 2013, the Company has not received written notice of any assertion of liability against the Company or any of its Subsidiaries arising out of the sale, ownership, possession, or use of any Product, including any claims that would provide a reasonable basis for any product liability suit or similar claim or suit against the Company or any of its Subsidiary.

(b) The Company has no Knowledge that any of the Products have, since August 27, 2013, are or will be the subject of any replacement, field fix or retrofit, modification or recall campaign.

(c) All material inventory of raw materials, components, work-in-progress, and finished goods are in good condition (subject to normal wear and tear). As of the Closing Date, the Company will have accurate records of the location of all such material inventory.

29

(d) To the extent that the Company or any of its Subsidiaries would reasonably be expected to have any liability or responsibility therefor, each Product has been designed (as and to the extent applicable based on the Company’s services with respect to such Product), constructed, manufactured, packaged, assembled, and labeled in material compliance with all product specifications, all industry standards, and all material regulatory, engineering, industrial, and other codes, in each case applicable thereto.

Section 3.20  Affiliate Transactions. There have not been during the preceding three years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (disregarding for this purpose the dollar value threshold of Item 404(a) thereof).

Section 3.21  Certain Business Practices. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under applicable Laws; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States or Canadian government or any other Governmental Authority.

Section 3.22  Company Swaps. Section 3.22 of the Company Disclosure Letter contains a complete and correct list of all interest rate swaps and currency exchange swaps (“Company Swaps”) entered into by the Company or any of its Subsidiaries as of the date of this Agreement. All such Company Swaps were, and any Company Swaps entered into after the date of this Agreement will be, entered into only in the Ordinary Course of Business, in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to bear the risks of such Company Swaps. The Company and each of its Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Company Swaps to the extent that such obligations to perform have accrued.

Section 3.23  Information Supplied. None of the information contained in or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

30

Section 3.24  Suppliers and Customers.

(a) Section 3.24(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the 20 largest suppliers of the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such persons by the Company and its Subsidiaries for (A) the fiscal year ended August 27, 2017 and (B) the year-to-date period ended May 27, 2018 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to, or received from, as applicable, each such Principal Supplier for the fiscal year ended August 27, 2017.

(b) Section 3.24(b) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the 10 largest customers of the Company and its Subsidiaries based on the consolidated cost of goods and services paid by such persons to the Company and its Subsidiaries for each of (A) the fiscal year ended August 27, 2017 and (B) the year-to-date period ended May 27, 2018 (each, a “Principal Customer”) and (ii) with respect to each Principal Customer, the aggregate amounts paid to, or received from, as applicable, each such Principal Customer for the fiscal year ended August 27, 2017.

(c) As of the date of this Agreement, the Company has not received or sent any notice from or to any Principal Supplier or Principal Customer indicating, and does not otherwise have Knowledge, that any such person has ceased dealing with, materially reduced its business with, or otherwise materially and adversely modified its relationship with the Company or its Subsidiaries, or that any such person is doing so, will do so or plans to cease dealing with the Company or its Subsidiaries (whether or not subject to conditions). To the Company’s Knowledge, the consummation of the transactions contemplated herein will not adversely affect in any material manner any business relationship with any Principal Supplier or Principal Customer. To the Company’s Knowledge, none of the Principal Suppliers or Principal Customers is, or could be reasonably expected to be, delinquent in its obligations to the Company or any of its Subsidiaries, declared bankrupt or subject of bankruptcy, dissolution or liquidation proceedings or unable to pay its debts as they become due. No supplier of goods or services is the sole source of such goods or services available to the Company.

(d) Section 3.24(d) lists each trade allowance, trade in, billback, rebate, discount or similar program of or for the Company for the benefit of or with any supplier or customer, regardless of whether there exists any liability to make or receive any payment thereunder.

Section 3.25  State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.07, (a) no further action is required by the Company Board or any committee thereof or the shareholders of the Company to render inapplicable the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA or the definitions in Section 302A.011 of the MBCA related thereto, as they relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and (b) there is no other state anti-takeover statute or regulation (or similar statute or regulation) under the Laws of the State of Minnesota or, to the Company’s Knowledge, any other Governmental Authority, or any takeover-related provision in the articles of incorporation or the bylaws of the Company that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger. The Merger does not constitute a “control share acquisition” subject to the provisions of Section 302A.671 of the MBCA by virtue of Section 302A.011, Subd. 38(d) of the MBCA.

31

Section 3.26  Brokers and Other Advisors. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial or similar advisor or incurred any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the Merger or the related transactions contemplated by this Agreement.

Section 3.27  Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinion”) of Lake Street Capital Markets, LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of Lake Street Capital Markets, LLC related to the Merger and the other transactions contemplated hereby.

Article IV

Representations and Warranties of Parent and Merger Sub

Except, subject to Section 9.03(g), as set forth in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01  Organization, Standing and Corporate Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

Section 4.02  Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, including the Merger, by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceedings (including any shareholder action) on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

32

Section 4.03  Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (a) the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (ii) any Law or Judgment, in each case applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (A) the filing with the SEC of the Proxy Statement, and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (B) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (C) any filings as may be required under Chapter 80B of the Minnesota Statutes and (D) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04  Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05  Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06  Operation of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement.

33

Section 4.07  Ownership of Company Common Stock. None of Parent, Merger Sub or their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date (other than pursuant to the transactions contemplated hereby, including any such beneficial ownership that may be deemed to arise by virtue of the Voting and Support Agreements, although the Parties disclaim any such beneficial ownership exists by virtue thereof), beneficially own any shares of Company Common Stock, (b) is an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA or (c) is party to any agreement, arrangement, or understanding, other than the Voting and Support Agreements, that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

Section 4.08  Financing. As of the date of this Agreement, Parent will have access to, and, assuming satisfaction or waiver of the conditions in Sections 7.01 and 7.02, at the Effective Time, Parent will have, sufficient funds to enable it to pay the aggregate Merger Consideration in cash to the Paying Agent in accordance with this Agreement.

Section 4.09  Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and its Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective shareholders or Representatives, or any other person, with respect thereto. Without limiting the foregoing, Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article III, none of the Company nor any of its Subsidiaries, nor any of their respective shareholders or Representatives, nor any other person, has made or is making any representation or warranty in connection with this Agreement, including with respect to the Company or any of its Subsidiaries or their respective businesses and operations.

34

Article V

Covenants Relating to Conduct of Business

Section 5.01  Conduct of Business.

(a) Except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly provided by this Agreement, required by Law or Judgment, or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall (w) carry on its business in the Ordinary Course of Business, (x) prepare and timely file all reports required under the Exchange Act, including making proper arrangements for the timely filing of any such reports that may be due after the Closing but prior to the suspension of the Company’s reporting obligations under the Exchange Act, (y) use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with significant employees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with the Company or any of its Subsidiaries and (z) comply in all material respects with applicable Law, in each case in a manner substantially consistent with past practice.

(b) Except as set forth in Section 5.01 of the Company Disclosure Letter, expressly required by (or expressly permitted under Section 5.02 and Article VIII of) this Agreement, required by Law or Judgment, or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or set any record date therefor, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan, and (C) the acquisition by the Company of Company Stock Options and Company Restricted Stock Awards in connection with the forfeiture of such awards;

(iv) issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of awards under the Company Stock Plan outstanding on the date of this Agreement in accordance with their present terms, and (B) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement;

(v) amend the Company Articles of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company, in each case, whether by merger, consolidation or otherwise;

35

(vi) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, real property, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans, or property transfers), in each case, other than acquisitions of raw materials, supplies, equipment, inventory and Third Party software in the Ordinary Course of Business (it being understood and agreed that the acquisition of all or substantially all of the assets of any person is not in the Ordinary Course of Business);

(vii) sell, transfer, lease, license, sublicense, covenant not to assert, allow to lapse, encumber, abandon or otherwise dispose of any of, or omit to take any action necessary to maintain or renew, its tangible or intangible properties or assets (including capital stock of any Subsidiary of the Company), other than sales or other dispositions of (x) inventory in the Ordinary Course of Business, (y) equipment or Intellectual Property that is no longer used or useful in the operations of the Company or any of its Subsidiaries or (z) other assets that are not material to the business of the Company and its Subsidiaries, taken as a whole, in the Ordinary Course of Business;

(viii) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) Indebtedness incurred, assumed or otherwise entered into in the Ordinary Course of Business under the Company’s existing revolving credit facility as in effect on the date hereof and (2) intercompany Indebtedness between the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries of the Company or (B) make any loans or capital contributions to, or investments in, any other person, other than to any Subsidiary of the Company;

(ix) any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control and management, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

36

(x) except (A) as reasonably required by applicable Law, (B) as required pursuant to the terms of any Company Benefit Plan or Contract in effect on the date of this Agreement and disclosed on Section 5.01(b)(x) of the Company Disclosure Letter or (C) as otherwise expressly permitted by this Agreement, (1) increase the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of its Subsidiaries to current or former directors, officers or employees, (2) pay or commit to pay any bonus to any of the current or former directors, officers, employees or consultants of the Company or its Subsidiaries, (3) establish, adopt, enter into, amend, modify in any way or terminate any Company Benefit Plan other than renewals of Company Benefit Plans that are health, welfare and insurance plans in the Ordinary Course of Business on terms not materially more favorable to employees than those in effect on the date hereof, (4) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (5) grant any new awards under any Company Benefit Plan, (6) except as contemplated by Section 2.04 of this Agreement, take any action to amend, waive or accelerate any rights or benefits under any Company Benefit Plan, (7) except as contemplated by Section 2.04 of this Agreement, grant, amend or modify any equity or equity-based awards, (8) hire or terminate without cause any officer, employee, independent contractor or consultant, other than in the Ordinary Course of Business with respect to any such person who is both (x) not salaried and (y) not a manager or more senior employee of the Company or any of its Subsidiaries, (9) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (10) forgive any loans, or issue any loans (other than routine travel advances issued in the Ordinary Course of Business), to directors, officers, contractors or employees of the Company or any of its Subsidiaries, (11) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, or (12) implement any plant closing or layoff of employees that implicates the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law;

(xi) settle any claim or Litigation, in each case made or pending against the Company or any of its Subsidiaries (other than for claims in the Ordinary Course of Business that have not resulted in the commencement or threat of Litigation and that do not exceed $25,000 individually or $100,000 in the aggregate), other than any claims or Litigation arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub;

(xii) make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(xiii) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among wholly owned Subsidiaries of the Company);

(xiv) make, change, revoke or rescind any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), make any material amendment with respect to any material Tax Return, settle or compromise any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents, request any rulings from or the execution of any closing agreement with any Governmental Authority, surrender any right to claim a material Tax refund, change an annual accounting period for Tax purposes, or change any material accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business;

(xv) make any capital expenditures, other than maintenance capital expenditures or capital expenditures under leases entered into prior to date of this Agreement made in the Ordinary Course of Business and in accordance with the budget provided prior to the date hereof by the Company to Parent;

37

(xvi) (A) terminate, extend, amend, modify or waive material rights or claims under any Specified Contract or any Contract entered into on or after the date of this Agreement that would have been considered a Specified Contract if it had been entered into prior to the date of this Agreement (“New Specified Contracts”) or (B) enter into (w) any New Specified Contract, (x) any other Contract outside the Ordinary Course of Business, (y) any Contract that would materially limit the freedom of operation of, or result in any material liability to, Parent or the Surviving Corporation, or (z) any Contract that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to or would give rise to any material rights (including termination rights) of such other party or parties in connection with the consummation of the Merger (including in combination with any other event or circumstance) or any subsequent change in control of the Company or any of its Subsidiaries;

(xvii) engage in any other operations in any country in which the Company or any Subsidiary does not currently conduct other operations;

(xviii) commence any new line of business;

(xix) unless required by applicable Law, reclassify any independent contractor as an employee of the Company or any of its Subsidiaries;

(xx) fail to use commercially reasonable efforts to renew or maintain insurance policies maintained by the Company or any of its Subsidiaries or comparable replacement policies, other than in the Ordinary Course of Business; or

(xxi) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (i) through (xx).

(c) Control of the Company. Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

Section 5.02  Solicitation; Takeover Proposals; Change of Recommendation.

(a) No Solicitation. From the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 8.01, the Company shall not, shall cause its Subsidiaries and its and their directors, officers and employees not to, and shall use its reasonable best efforts to cause its and their other Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning the Company or any of its Subsidiaries related to, or to any person or group who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iv) approve, support, adopt, endorse or recommend any Takeover Proposal or any Acquisition Agreement with respect thereto, (v) otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations, or (vi) resolve or agree to do any of the foregoing. Subject to Section 5.02(c), the Company shall, shall cause its Subsidiaries and its and their directors, officers and employees to, and shall use its reasonable best efforts to cause its and their other Affiliates and Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person or group conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (B) immediately terminate access by any Third Party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (C) promptly (and in any event within 24 hours after the date of this Agreement) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve months immediately preceding the date of this Agreement in connection with any Takeover Proposal or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Takeover Proposal. Any violations of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by the Company.

38

(b) Certain Definitions.

(i) The term “Takeover Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent or Merger Sub), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by this Agreement, with a person or group relating to (x) the issuance to such person or group or acquisition by such person or group of at least 15% of the equity interests in the Company or (y) the acquisition by such person or group of at least 15% of the consolidated assets of the Company (including indirectly through ownership of equity in Subsidiaries of the Company) and the Subsidiaries of the Company, taken as a whole, pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction.

(ii) Wherever the term “group” is used in this Section 5.02, it is used as defined in Rule 13d-3 under the Exchange Act.

(iii) The term “Superior Proposal” means any bona fide, written Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) all of the outstanding shares of Company Common Stock or (b) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in either case which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is fully financed or is reasonably capable of being fully financed and otherwise is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable than the Merger to the shareholders of the Company from a financial point of view, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.02(g)).

39

(iv) The term “Intervening Event” means a change, effect, event, occurrence or fact that materially affects the Company and its Subsidiaries, taken as a whole occurring or arising after the date of this Agreement that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), which change, effect, event, occurrence or fact becomes known to the Company Board prior to obtaining the Shareholder Approval; provided, however, that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, any Intervening Event: any change, effect, event, occurrence or fact that arises out of or results from (i) any Takeover Proposal, (ii) any breach of this Agreement by the Company, or (iii) the announcement and pendency of this Agreement and the transactions contemplated hereby or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates.

(c) Response to Takeover Proposals. Notwithstanding anything to the contrary contained in Section 5.02(a), if at any time following the date of this Agreement and prior to obtaining the Shareholder Approval, (i) the Company has received a bona fide, written Takeover Proposal from a Third Party that did not result from a breach of this Section 5.02, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and the failure to take the following actions would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with the person making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish information with respect to the Company and its Subsidiaries to such person pursuant to such Acceptable Confidentiality Agreement, provided, that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or its Subsidiaries to which any person is provided such access and which was not previously provided to Parent, or (B) engage in discussions or negotiations with the person making such Takeover Proposal and such person’s Representatives regarding such Takeover Proposal. Notwithstanding the foregoing, following compliance with Section 5.02(d) the Company shall be permitted to request clarifications from any person or group or their respective Representatives who has made a Takeover Proposal solely for the purpose of, and to the extent necessary, to clarify the terms of such Takeover Proposal so that the Board can make a determination whether such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal.

(d) Notice to Parent of Takeover Proposals. The Company shall promptly (and, in any event, within 24 hours) notify Parent in the event that the Company receives (or obtains Knowledge that any of its Representatives has received) any Takeover Proposal, or any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or any initial request for discussions or negotiations related to, any Takeover Proposal (including any material changes related to the foregoing), and in connection with such notice, provide the identity of the person or group making such Takeover Proposal or request (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement) and the material terms and conditions thereof (including copies of any written requests, proposals or offers, including proposed agreements (which in each case may be redacted if necessary to remove the identity of the person making such request, proposal or offer to comply with any confidentiality obligation in effect prior to the execution of this Agreement), and a description of any material oral terms and conditions); provided, that the Company and its Subsidiaries and their respective Representatives shall not engage in any substantive discussions or negotiations or provide any non-public information concerning the Company or any of its Subsidiaries unless and until such person’s identity has been disclosed to Parent and such redactions have been unredacted. Thereafter the Company shall keep Parent reasonably informed on a prompt (and, in any event, within 24 hours) basis of the status, details and terms (other than immaterial details and terms) of any such Takeover Proposal or request (including all copies of any written requests, proposals, offers or agreements).

40

(e) Prohibited Activities. Subject in all cases to Section 5.02(f) and Section 5.02(g), neither the Company Board nor any committee thereof shall (i) withhold, withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or rescind (or modify in a manner adverse to Parent), the Recommendation, (ii) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (iii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 5.02(c) (an “Acquisition Agreement”) or (iv) publicly propose or announce an intention to take any of the foregoing actions (any action described in clauses (i), (ii) or (iv) being referred to as an “Adverse Recommendation Change”).

(f) Intervening Event. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Shareholder Approval, and subject to compliance with Section 5.02(h), the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Shareholder Approval, if, in response to a bona fide written Takeover Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 5.02, the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that such Takeover Proposal constitutes a Superior Proposal, (i) subject to compliance with Section 5.02(h), the Company Board may make an Adverse Recommendation Change and/or (ii) the Company may terminate this Agreement as and to the extent provided in Section 8.01(f).

(h) Certain Conditions. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make an Adverse Recommendation Change pursuant to Section 5.02(f) or Section 5.02(g) or terminate this Agreement pursuant to Section 8.01(f) unless (x) the Company shall have provided to Parent five Business Days’ prior written notice (the “Match Right Notice”), advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal or details of such Intervening Event, as applicable), and (y):

(i) during such five Business Day period, if requested by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent so that an Adverse Recommendation Change would no longer be necessary or to cause such Takeover Proposal to no longer constitute a Superior Proposal, as applicable; and

41

(ii) the Company Board shall have considered in good faith any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that, after giving effect to such Proposed Changed Terms, the failure to make the Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.01(f), as applicable, would be inconsistent with the fiduciary obligations of the Company Board under applicable Law.

For the avoidance of doubt, any (1) material changes in the changes, effects, events, occurrences or facts relating to an Intervening Event, (2) material revisions to the terms of a Superior Proposal or (3) material revisions to a Takeover Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Intervening Event or Takeover Proposal, as applicable, and shall in each case require the Company to deliver to Parent a new Match Right Notice; provided that, in such event, each reference in this Section 5.02(h) to a five Business Day period or the fifth Business Day shall be deemed to be three Business Days or the third Business Day, respectively.

(i) Standstills; Confidentiality Agreements. Notwithstanding any provision of Section 5.02(e) to the contrary, the Company shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Shareholder Approval, the Company may grant a waiver or release under any standstill agreement if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. The Company shall provide written notice to Parent of any waiver or release of any standstill by the Company, including disclosure of the identities of the Parties thereto and circumstances relating thereto. Except for the waiver or release of standstill as contemplated by this Section 5.02(i), the Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.02.

(j) Communications with Shareholders. Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in the good faith determination of the Company Board after consultation with its outside legal counsel, the failure to make such disclosure would reasonably be expected to violate applicable Laws or (iii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) in which the Company indicates that it has not changed the Recommendation; provided, however, that clause (ii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in Section 5.02(e), Section 5.02(f) or Section 5.02(g) except, in each case, to the extent expressly permitted by Section 5.02(e), Section 5.02(f) or Section 5.02(g), respectively.

42

Article VI

Additional Agreements

Section 6.01  Preparation of the Proxy Statement; Shareholders’ Meeting.

(a) Shareholders’ Meeting. The Company shall, as promptly as reasonably practicable after the date hereof, duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company (the “Shareholders’ Meeting”) for the purpose of obtaining the Shareholder Approval as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the Company Board after consultation with Parent). Subject to the terms of this Agreement, the Company Board shall recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of this Agreement. The Company shall comply with the MBCA, the Company Articles of Incorporation, the Company Bylaws, the Exchange Act and the rules and regulations of Nasdaq in connection with the Shareholders’ Meeting, including preparing and delivering the Proxy Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 6.01(b) below. Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of the Merger and the adoption of this Agreement in compliance in all material respects with all applicable Laws and all rules of Nasdaq, and secure any other approval of shareholders of the Company that is required by applicable Law to effect the Merger. The Company shall (i) not change the date of (or the record date for), postpone or adjourn the Shareholders’ Meeting without the consent of Parent and (ii) postpone or adjourn the Shareholders’ Meeting if so requested by Parent by prior written notice to the Company. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement to its shareholders at the Shareholders’ Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven Business Days prior to the date of the Shareholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Shareholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the shareholders of the Company at the Shareholders’ Meeting.

43

(b) Preparation of Proxy Statement. As promptly as reasonably practicable after the date hereof (and in any event within twelve Business Days), the Company shall prepare and file with the SEC the preliminary Proxy Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the transactions contemplated hereby. Subject to the terms of this Agreement, the Proxy Statement shall reflect the Recommendation and shall include a description of the other Board Actions. The Company shall also include in the Proxy Statement, and represents that it will have obtained at the relevant time all necessary consents of the Company’s financial advisor to permit the Company to include in the Proxy Statement, in its entirety, the Fairness Opinion, together with a summary thereof. Parent shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company’s shareholders at the earliest reasonably practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and the Company and Parent shall cooperate in filing with the SEC or its staff, and, if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Proxy Statement shall comply in all material respects with all applicable requirements of Law.

Section 6.02  Access to Information; Confidentiality. The Company shall, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees and Representatives of the Company to whom Parent requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all financial, operating and other data and information concerning its and its Subsidiaries’ business, properties and personnel that are in the possession, custody or control of the Company as Parent through its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to (a) provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party (provided that the Company shall in such event use commercially reasonable efforts to avoid such constraints on disclosure, including entering into a joint defense agreement in customary form) or (b) permit Parent or any of its Representatives to conduct any Phase II environmental assessment. No investigation or access permitted, or knowledge obtained, pursuant to this Section 6.02 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such investigation, access or knowledge be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement. Except for disclosures expressly permitted by the Confidentiality Agreement, Parent shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to keep confidential and not disclose, all Confidential Information (as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives.

44

Section 6.03  Reasonable Best Efforts; Approvals; Transaction Litigation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any Third Party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation in connection with the transactions contemplated by this Agreement by any Governmental Authority; (ii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; and (iii) defend or contest any claim, suit, action or other proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, Parent shall not be required, nor shall the Company or any of its Subsidiaries be permitted without Parent’s prior written consent, to (x) undertake any efforts, or to take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would be reasonably likely to result in a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole, (y) take any actions, including the actions described in clauses (i), (ii) or (iii) above with respect to Parent, its Affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements or (z) take or agree to take any action with respect to its business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, approvals from any other Governmental Authorities (collectively, any “Regulatory Restriction”). In addition, neither the Company nor any of its Subsidiaries shall be required to accept any Regulatory Restriction that would be effective prior to Closing.

(c) Subject to applicable Laws and the instructions of any Governmental Authority and subject to the Confidentiality Agreement, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep the other apprised on a reasonably timely basis of any material communications, and provide copies thereof in the case of any such written communications, received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any Third Party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated hereby. Subject to reasonable limitations limiting access to outside counsel and subject to the Confidentiality Agreement, the Company and Parent each shall, upon request by the other, consult with the other regarding all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein (including Section 6.03(e)), Parent shall, following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to gain regulatory clearance before any Governmental Authority.

45

(d) Except as expressly set forth in this Section 6.03(d), the Company shall control the defense or settlement of any Transaction Litigation against the Company, any of its Subsidiaries or any of its or their respective Representatives. The Company shall promptly advise Parent orally and in writing of any material developments regarding, and the Company shall reasonably cooperate with Parent in connection with, and shall reasonably consult with and permit Parent and its Representatives to reasonably participate (at Parent’s expense) in, the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise, settle or come to a settlement arrangement regarding any Transaction Litigation unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed. “Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated hereby.

(e) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company and of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.04  State Takeover Statutes. If any Takeover Statute becomes or is deemed to be applicable to the Company, Parent or Merger Sub, or the Merger, or any other transaction contemplated by this Agreement, then the Company, the Company Board and an appropriate committee thereof, as applicable, shall grant all approvals and take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Statute on this Agreement, the Merger and the other transactions contemplated hereby. No Adverse Recommendation Change shall change the approval of the Company Board or the appropriate committee thereof for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

46

Section 6.05  Employee and Benefit Plan Matters.

(a) During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent or its applicable Subsidiary, including the Surviving Corporation), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to (i) provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary that is substantially comparable to the base salary provided by the Company and its Subsidiaries on the date of this Agreement and (ii) provide Company Continuing Employees with employee benefits (excluding equity-based compensation) that are at least as favorable in the aggregate to either (A) those benefits provided to such employees immediately prior to the Effective Time (excluding equity-based compensation and the Executive Health Program) or (B) that Parent and Polaris Industries Inc. provides to its similarly situated employees (excluding equity-based compensation); provided that Parent may elect to provide benefits through a combination of Company Employee Plans and Parent Benefit Plans.

(b) With respect to any employee benefit plan maintained by Parent or any of its Subsidiaries, excluding any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”), in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Company Employee Plan or (z) such recognition would be prohibited under the terms of the applicable Parent Benefit Plan.

(c) In the event of any change in the welfare benefits provided to Company Employees following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible dependents) under any welfare benefit plans in which Company Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Company Employee (or his or her eligible dependents) with any payments made that accumulated towards all deductibles and out-of-pocket maximums paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change, to the extent such information is timely provided to Parent or its agent.

(d) If requested by Parent in writing within ten Business Days prior to the Effective Time, effective as of, and contingent upon, the Closing Date, the Company shall adopt such resolutions and/or amendments to terminate any Company Benefit Plan listed in Section 6.05(d) of the Company Disclosure Letter (each, a “Terminated Plan”). The Company shall provide Parent with a copy of the resolutions and/or plan amendments (the form and substance of which shall be subject to review and approval by Parent) evidencing that each Terminated Plan has been terminated.

47

(e) The Parties acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates or to employment or continued employment or to a particular term or condition of employment with Parent or any of its Subsidiaries, or any of their respective Affiliates, (ii) shall be treated as an amendment or other modification of any employee benefit plan, or (iii) shall limit the right of Parent or its Subsidiaries to (A) amend, terminate or otherwise modify any employee benefit plan of Parent or its Subsidiaries following the Effective Time or (B) terminate the employment or service of any employee or other service-provider following the Effective Time at any time and for any or no reason. For the avoidance of doubt, the foregoing clause (iii)(A) does not relieve Parent of any obligations it may have under Section 6.05(a) through (c).

Section 6.06  Indemnification, Exculpation and Insurance.

(a) Prior to the Closing, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following Effective Time and at a price not to exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, which amount is set forth on Section 6.06(a) of the Company Disclosure Letter (the “Current Premium”). If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 6.06(a), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If the Company fails to purchase such “tail” or “runoff” policy prior to the Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain an officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six years after the Effective Time; provided further, that in satisfying its obligation under this Section 6.06(a)(ii), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the Current Premium and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.

48

(b) For the six-year period following the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless and advance expenses to, in each case to the same extent required by the Company’s and its Subsidiaries’ Articles of Incorporation or Bylaws as in effect on the date of this Agreement and as required under applicable Law, any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or employee of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”). For the avoidance of doubt, such obligations shall remain valid from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs regardless of whether or not the articles of incorporation and bylaws of the Surviving Corporation contain such provisions.

(c) Notwithstanding anything herein to the contrary, if an Indemnified Party is or has been a party to or is or has been otherwise involved (including as a witness) in any Litigation (whether arising before, at or after the Effective Time) for which such Indemnified Party is entitled to indemnification, exculpation or advancement of expenses on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.06 shall continue in effect until the final disposition of such Litigation.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, in each such case, Parent shall cause proper provision to be made so that such successor or assign of the Surviving Corporation assumes the obligations set forth in this Section 6.06.

(e) The provisions of this Section 6.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise.

Section 6.07  Public Announcements. The Parties agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties. Thereafter, except with the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), each Party shall not (and shall cause its respective Representatives not to) issue any press release or make any public statement or disclosure with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, except (x) as may be required by applicable Law, court process or the rules and regulations of Nasdaq or the NYSE, as applicable, (y) as to the Company, for any matters referred to in, and made in compliance with, Section 5.02, and (z) as to the Parent, following reasonable consultation and consideration of the Company’s comments. Prior to making any written communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication (and any reasonable comments or other requests of Parent shall be incorporated therein), and the Company shall reasonably cooperate in providing any such communication reasonably requested by Parent. Notwithstanding the foregoing, this Section 6.07 shall not apply to any press release or other public statement made (a) that is consistent with the initial press release and the terms of this Agreement and does not contain any information relating to the Company, Parent or its Affiliates or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.07 or (b) is made in the Ordinary Course of Business and does not principally relate to this Agreement or the transactions contemplated hereby.

49

Section 6.08  Rule 16b-3 Matters. The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.09  Payoff Letters. The Company shall use its commercially reasonable efforts to deliver to Parent by no later than 9:00 a.m. Central Time on the fourth Business Day prior to the Effective Time a copy of an executed payoff letter or payoff letters (“Payoff Letters”) in customary form with respect to all outstanding Indebtedness of the Company and its Subsidiaries or any Liens on any of their assets, and to take such other action as may be necessary to arrange for the discharge of all such Indebtedness and the release of all such Liens as of the Effective Time. The Company shall cooperate with Parent to arrange for such payoff of such Indebtedness, including using the available cash of the Company, as and to the extent requested by Parent. If requested by Parent, the Company shall use its commercially reasonable efforts to provide for the continuation of any Indebtedness (including using commercially reasonable efforts to obtain any necessary waivers or consents) after the Closing, in lieu of the foregoing.

Section 6.10  Title Insurance. The Company shall use its commercially reasonable efforts to deliver to Parent at or prior to Closing title insurance commitments and policies with respect to Owned Real Property as Parent may reasonably request.

Article VII

Conditions Precedent

Section 7.01  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or Judgment issued by any court of competent jurisdiction or Law (collectively, “Restraints”) shall be in effect restraining, enjoining or otherwise preventing or prohibiting the consummation of the Merger.

Section 7.02  Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company included in this Agreement shall be:

50

(i) with respect to Section 3.07(a), true and correct in all respects;

(ii) with respect to Sections 3.01, 3.02, 3.04, 3.25, 3.26, and 3.27, true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date);

(iii) with respect to Section 3.03, true and correct, except for de minimis inaccuracies as of the date of this Agreement and as of the Effective Time, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date); and

(iv) with respect to each of the other representations and warranties of the Company set forth in this Agreement, true and correct as of the date of this Agreement and as of the Effective Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), except (solely with respect to this clause (iv)) for such failures to be true and correct that (alone or in the aggregate with all such other failures of representations and warranties of the Company under this Agreement to be true and correct) have not had, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(b) Performance of the Obligations of the Company. The Company shall have performed and complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) above have been satisfied.

Section 7.03  Conditions to Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub included in this Agreement shall be:

(i) with respect to Section 4.02 and 4.08, true and correct in all respects as of the date of this Agreement and as of the Effective Time, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date); and

51

(ii) with respect to each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement, true and correct as of the date of this Agreement and as of the Effective Time, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), except (solely with respect to this clause (ii)) for such failures to be true and correct that (alone or in the aggregate with all such other failures of representations and warranties of Parent and Merger Sub under this Agreement to be true and correct) have not had a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).

(b) Performance of the Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with each of their obligations required to be performed or complied with by them under this Agreement.

(c) Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company a certificate executed on behalf of Parent and Merger Sub by an officer of Merger Sub certifying that the conditions set forth in Section 7.03(a), and Section 7.03(b) above have been satisfied.

Section 7.04  Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was principally caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was principally caused by its failure to perform any of its obligations under this Agreement.

Article VIII

Termination, Amendment and Waiver

Section 8.01  Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either of Parent or the Company:

(i) if the Merger shall not have been consummated on or before 5:00 p.m. (Minnesota time) on December 31, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint that shall be in effect enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any Party unless such Party shall have complied with its obligations under Section 6.03 in connection with seeking to prevent, oppose or remove such Restraint; or

(iii) if a Shareholders’ Meeting is duly convened and the Shareholder Approval is not obtained by reason of the failure to obtain the required vote upon a final vote taken at the Shareholders’ Meeting (or at any adjournment or postponement thereof at which such vote was taken);

52

(c) by Parent, if there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 7.02(a) or Section 7.02(b), and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within the earlier of (1) thirty days following Parent’s delivery of written notice to the Company of such breach and (2) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if there shall then be any material breach or inaccuracy in any of Parent’s representations, warranties, covenants or agreements hereunder;

(d) by the Company, if there shall be any breach or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth in this Agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of the conditions set forth in Section 7.03(a) or Section 7.03(b), and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within the earlier of (1) thirty days following the Company’s delivery of written notice to Parent of such breach and (2) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if there shall then be any material breach or inaccuracy in any of the Company’s representations, warranties, covenants or agreements hereunder;

(e) by Parent, in the event that any of the following shall have occurred: (i) an Adverse Recommendation Change, (ii) the Company failed to include in the Proxy Statement when mailed, the Recommendation, (iii) if, following the public disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (iv) below), the Company Board shall have failed to reaffirm publicly the Recommendation within ten Business Days after Parent requests in writing that the Recommendation under such circumstances be reaffirmed publicly, (iv) a tender or exchange offer relating to securities of the Company shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company shall not have announced, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Shareholder Approval shall have been obtained; or (v) the Company or any of its Representatives fails to comply in all material respects with Section 5.02;

(f) by the Company, in accordance with and subject to the conditions of Section 5.02(g) in order to accept a Superior Proposal that did not result from a breach of Section 5.02 ; provided, however, that the Company shall not have any right to terminate this Agreement pursuant to this Section 8.01(f) unless the Company (A) has complied with its obligations under Section 5.02, including Section 5.02(h), (B) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.03(b) prior to or concurrently with such termination and (C) immediately following or concurrently with such termination, enters into a definitive Acquisition Agreement that documents the terms and conditions of such Superior Proposal; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Shareholder Approval shall have been obtained;

53

(g) by the Company, if (i) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing but which are then capable of being satisfied at the Closing on such date) have been satisfied, (ii) the Company confirmed to Parent in writing that all conditions set forth in Section 7.03 have been satisfied (or that it is willing to waive (to the extent permitted by Law) any unsatisfied conditions set forth in Section 7.03) and that it stands and will stand ready, willing and able to consummate the Merger at such time, (iii) Parent and Merger Sub failed to consummate the Merger by the time set forth in Section 1.02, (iv) the Company shall have given Parent written notice at least ten days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(g) and the basis for such termination and (v) the Closing shall not have been consummated by the end of such ten-day period; or

(h) by Parent, if (i) the conditions set forth in Section 7.01 and Section 7.03 (other than those conditions that by their nature are to be satisfied at the Closing but which are then capable of being satisfied at the Closing on such date) have been satisfied, (ii) Parent confirmed to the Company in writing that all conditions set forth in Section 7.02 have been satisfied (or that it is willing to waive (to the extent permitted by Law) any unsatisfied conditions set forth in Section 7.02) and that it stands and will stand ready, willing and able to consummate the Merger at such time, (iii) the Company failed to consummate the Merger by the time set forth in Section 1.02, (iv) Parent shall have given the Company written notice at least ten days prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(h) and the basis for such termination and (v) the Closing shall not have been consummated by the end of such ten-day period.

Any proper termination of this Agreement pursuant to this Section 8.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 8.02  Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the Confidentiality Agreement, the last sentence of Section 6.02, this Article VIII, Article IX and Article X, which shall survive such termination; provided, however, that subject to the limitations set forth in Section 8.03 (including the limitations on liability contained therein), Section 10.10 and Section 10.11, nothing herein shall relieve any Party from liability for any intentional and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 8.03  Termination Fees; Expense Reimbursement.

(a) If this Agreement is terminated by Parent pursuant to Section 8.01(e) or Section 8.01(h) or is terminated by the Parent or the Company pursuant to Section 8.01(b) if, at the time of such termination, Parent would have been entitled to terminate this Agreement pursuant to Section 8.01(e) or Section 8.01(h), then the Company shall pay to Parent (or its designee) the sum of (x) the Company Termination Fee and (y) Parent’s Expenses by wire transfer of same-day funds within two Business Days following the date of such termination of this Agreement, in consideration for the disposition of Parent’s rights under this Agreement.

54

(b) If this Agreement is terminated by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent (or its designee) the sum of (x) Company Termination Fee and (y) Parent’s Expenses by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement, in consideration for the disposition of Parent’s rights under this Agreement.

(c) If this Agreement is terminated by the Parent or the Company pursuant to Section 8.01(b)(iii), or pursuant to any other provision of Section 8.01(b) if, at the time of such termination, Parent would have been entitled to terminate this Agreement pursuant to Section 8.01(b)(iii), in circumstances in which the Company Termination Fee and Parent’s Expenses are not otherwise payable by the Company under this Section 8.03, the Company shall pay to Parent (or its designee) Parent’s Expenses by wire transfer of same-day funds within two Business Days following the date of such termination of this Agreement, in consideration for the disposition of Parent’s rights under this Agreement.

(d) If (i) after the date of this Agreement, a Takeover Proposal shall have been made to the Company Board or become publicly known prior to the termination of this Agreement, (ii) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.01(b) or (B) by Parent pursuant to Section 8.01(c) and (iii) within 12 months after such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Takeover Proposal (regardless of when made) or consummates any Takeover Proposal (regardless of when made), then, in any such case, the Company shall pay to Parent (or its designee) the sum of (x) the Company Termination Fee and (y) Parent’s Expenses by wire transfer of same-day funds on the date such transaction is consummated, in consideration for the disposition of Parent’s and Parent’s rights under this Agreement. Solely for purposes of this Section 8.03(d)(iii), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(b)(i), except that all references to at least 15% therein shall be deemed to be references to “more than 50%.”

(e) In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.01(g) or (ii) the Company or Parent pursuant to Section 8.01(b)(i) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.01(g), Parent shall pay or cause to be paid to the Company the sum of (x) Parent Termination Fee and (y) Company’s Expenses by wire transfer of immediately available funds to an account or accounts designated in writing by the Company within three Business Days of such termination.

55

(f) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent fails promptly to pay any amount due pursuant to Section 8.03, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in an award against the Company or Parent for such amount, the Company shall pay to Parent (or its designee) Parent’s and Merger Sub’s, or Parent shall pay to the Company the Company’s, reasonable and documented costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. In no event shall the Company or Parent be required to pay any termination amount on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x)(A) if Parent (or its designee) receives the Company Termination Fee from the Company pursuant to Section 8.03, then any such payment shall be the sole and exclusive remedy of Parent, any of its Subsidiaries, and any of their respective former, current or future officers, employees, directors, partners, equityholders, managers, members, attorneys, agents, advisors or other Representatives (the “Parent Related Parties”) against the Company and its Subsidiaries and any of their respective former, current or future officers, employees, directors, partners, equityholders, managers, members, attorneys, agents, advisors or other Representatives (the “Company Related Parties”), and none of the Company Related Parties shall have any further liability or obligation, whether in law, equity, contract, tort or otherwise, relating to or arising out of this Agreement or the transactions contemplated hereby, (B) if the Company receives the Parent Termination Fee from Parent pursuant to Section 8.03, then any such payment shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties and none of the Parent Related Parties shall have any further liability or obligation, whether in law, equity, contract, tort or otherwise, relating to or arising out of this Agreement or the transactions contemplated hereby or thereby (including in connection with any breach of, or default under, this Agreement), or (y)(A) if Parent (or its designee) receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent (or its designee) is entitled to receive the Company Termination Fee under this Section 8.03, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent (or its designee) in respect of any such breaches of this Agreement, and (B) if the Company receives any payments from Parent in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 8.03, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent to the Company in respect of any such breaches of this Agreement.

(g) The amounts payable by Parent or the Company, as applicable, under this Section 8.03 shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company Related Parties or the Parent Related Parties, as the case may be, in connection with this Agreement (and the termination of any of the foregoing), the transactions contemplated hereby or thereby (and the abandonment thereof) or any matter forming the basis for such termination (or for any breach or failure to perform hereunder, thereunder or otherwise (in each case, whether willfully, intentionally, unintentionally or otherwise)) and the Company Related Parties and the Parent Related Parties shall not have any further liability, whether pursuant to a claim in contract or tort, at law or in equity or otherwise, to the Parent Related Parties or the Company Related Parties, as the case may be, under this Agreement (and the termination of any of the foregoing), the transactions contemplated hereby or thereby (and the abandonment thereof) or any matter forming the basis for such termination (or for any breach or failure to perform hereunder, thereunder or otherwise (in each case, whether willfully, intentionally, unintentionally or otherwise)). Except as expressly provided in this Agreement, no termination of this Agreement will relieve any Party from liability for willful breach of any of its representations, warranties, covenants or obligations set forth in this Agreement prior to the valid termination of this Agreement.

56

Section 8.04  Amendment. This Agreement may be amended by the Parties at any time before or after the Closing shall have occurred or receipt of the Shareholder Approval; provided, however, that after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.05  Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to the proviso to the first sentence of Section 8.04 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX

Interpretation

Section 9.01  Certain Definitions. For purposes of this Agreement:

(a) an “Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement (i) shall expressly not prohibit compliance by the Company with any provision of this Agreement and (ii) need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Takeover Proposal, acquiring the Company or taking any other similar action.

(b) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(c) “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of Minneapolis, Minnesota.

(d) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement.

(e) “Company Executive Team” means, collectively, all employees of the Company with a title of vice president or higher and the other persons set forth in Section 9.01(e) of the Company Disclosure Letter.

(f) “Company Intellectual Property” means (i) all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries (“Owned Intellectual Property”) and (ii) all Intellectual Property used or licensed for use by the Company or any of its Subsidiaries in the conduct of their respective businesses.

57

(g) “Company Termination Fee” means $810,000.

(h) “Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated as of May 24, 2018, by and between Polaris Industries, Inc., a Minnesota corporation and the ultimate parent company of Parent, and Company.

(i) “Expenses” means with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any Litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, and all other matters related to the Merger and the other transactions contemplated by this Agreement, up to a maximum of $300,000.

(j) “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 9.01(j) of the Company Disclosure Letter, in each case, after reasonable inquiry and investigation, and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the officers of Parent or Merger Sub, in each case, after reasonable inquiry and investigation.

(k) “Material Adverse Effect” means any change, effect, event, occurrence or fact that individually or in the aggregate with all other changes, effects, events, occurrences or facts (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially impede or materially delay the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the ability of the Company to perform its obligations under this Agreement; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: any change, effect, event, occurrence or fact that arises out of or results from (i) general economic, credit, capital, political or financial markets conditions in the United States, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) which is first proposed, approved or enacted on or after the date of this Agreement, (iv) general conditions in the industries in which the Company and its Subsidiaries primarily operate, (v) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may constitute, or be taken into account in determining whether there has been, a Material Adverse Effect), (vi) changes in the Company’s business or results of operations resulting from changes made unilaterally by Parent in its business relationship with the Company as a customer, or (vii) the announcement and pendency of this Agreement and the transactions contemplated hereby or the identity of, or any facts or circumstances relating solely to Parent, Merger Sub or their respective Affiliates, in each case of this clause (vii), including the impact thereof (including any loss or impairment of) on the relationships, contractual or otherwise, of the Company or its Subsidiaries with employees, franchisees, labor unions, customers, suppliers or partners and including any fiduciary duty or disclosure Litigation in and of itself, the Merger or any of the other transactions contemplated hereby (provided, that this clause (vii) shall not apply to references to “Material Adverse Effect” in Section 3.05 (Non-Contravention)), except in the cases of clauses (i), (ii), (iii) or (iv), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

58

(l) “Ordinary Course of Business” means the ordinary course of business and consistent with past practice.

(m) “Parent Disclosure Letter” means the letter dated as of the date of this Agreement delivered by Parent to the Company prior to or in connection with the execution and delivery of this Agreement.

(n) “Parent Material Adverse Effect” means any change, effect, event, occurrence or fact that would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Merger or any of the other transactions contemplated by this Agreement or the ability of Parent to perform its obligations under this Agreement.

(o) “Parent Termination Fee” means $1,620,000.

(p) “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business as to which there is no default on the part of the Company or any of its Subsidiaries, (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate or the conduct of the Company’s business, (v) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit or interfere with the current use of any Owned Real Property or the conduct of the Company’s business, (vi) Liens discharged at or prior to the Closing Date and (vii) such other Liens as would not be reasonably expected to result in any material liability or materially interfere with the business of the Company and its Subsidiaries, as presently conducted.

(q) “person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

59

(r) “Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(s) “Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States, Canada, Japan, the United Kingdom, the European Union, the United Nations or any other applicable jurisdiction to which the Company or any of its Subsidiaries is subject that broadly prohibit or restrict dealings with such country or region.

(t) “Sanctioned Person” means any person subject to economic sanctions, trade restrictions, or similar restrictions imposed by the United States, Canada, Japan, the United Kingdom, the European Union, the United Nations or any other applicable jurisdiction to which the Company or any of its Subsidiaries is subject, including (i) any person identified in any sanctions list maintained by (A) the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (B) the Canadian government, including The Minister of Foreign Affairs (Canada) and the Canadian Governor-in-Council; (C) the government of Japan; (D) the government of the United Kingdom, including HM Treasury; (E) the European Union; or (F) the United Nations Security Council; (ii) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any person who is directly or indirectly owned or controlled by or acting for the benefit or on behalf of a person described in (i) or (ii).

(u) “Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by Office of Foreign Assets Control of the U.S. Treasury Department, the Bureau of Industry and Security of the U.S. Department of the Commerce and the U.S. Department of State, and those administered by The Minister of Foreign Affairs (Canada) and the Canadian Governor-in-Council, and any other similar Laws of any other jurisdiction, and including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Export Administration Regulations, the Foreign Trade Regulations, the U.S. anti-boycott Laws, Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(v) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

(w) a “Takeover Statute” means (i) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA, (ii) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA, (iii) the “fair price requirement” set forth in Section 302A.675 of the MBCA and (iv) any other antitakeover or similar statute or regulation under the MBCA, other than Chapter 80B of the Minnesota Statutes.

60

(x) “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

Section 9.02  Index of Defined Terms. The following terms have the meanings ascribed to them, as indicated below:

Term	Section
2010 Health Care Law	Section 3.12(d)
Acceptable Confidentiality Agreement	Section 9.01(a)
Acquisition Agreement	Section 5.02(e)
Adverse Recommendation Change	Section 5.02(e)
Affiliate	Section 9.01(b)
Agreement	Preamble
Articles of Merger	Section 1.03
Authorizations	Section 3.10(a)
Board Actions	Section 3.04(b)
Business Day	Section 9.01(c)
Certificate	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.03(h)
Company	Preamble
Company Articles of Incorporation	Section 3.01
Company Benefit Plan	Section 3.12(o)
Company Board	Section 2.04(d)
Company Bylaws	Section 3.01
Company Continuing Employees	Section 6.05(a)
Company Common Stock	Recitals
Company Disclosure Letter	Section 9.01(d)
Company Equity Awards	Section 3.03(a)
Company Executive Team	Section 9.01(e)
Company Intellectual Property	Section 9.01(f)
Company Noncompete Restrictions	Section 3.09(a)(v)
Company Related Parties	Section 8.03(f)
Company Restricted Stock Awards	Section 3.03(a)
Company Stock Options	Section 3.03(a)
Company Stock Plan	Section 2.04(b)
Company Swaps	Section 3.22
Company Termination Fee	Section 9.01(g)
Compensation Committee	Section 3.12(f)
Confidentiality Agreement	Section 9.01(h)
Contract	Section 3.05
Current Premium	Section 6.06(a)
Dissenters’ Rights	Section 2.01(d)

61

Term	Section
Dissenting Shares	Section 2.01(d)
Effective Time	Section 1.03
Environmental Claims	Section 3.16(b)
Environmental Law	Section 3.16(b)
Equity Award Amounts	Section 2.04(b)
ERISA	Section 3.12(a)
ERISA Affiliate	Section 3.12(g)
Exchange Act	Section 3.05
Exchange Fund	Section 2.03(a)
Exclusive Rights	Section 3.09(a)(v)
Expenses	Section 9.01(i)
Fairness Opinion	Section 3.27
Filed SEC Documents	Article III
GAAP	Section 3.06(b)
Governmental Authority	Section 3.05
Group	Section 5.02(b)(ii)
Hazardous Materials	Section 3.16(b)
Indebtedness	Section 5.01(b)(viii)
Indemnified Party	Section 6.06(a)
Intellectual Property	Section 3.15(a)
Intervening Event	Section 5.02(b)(iv)
Judgment	Section 3.05
Key Intellectual Property	Section 3.15(b)
Knowledge	Section 9.01(j)
Law	Section 3.05
Liens	Section 3.02
Litigation	Section 3.08
Match Right Notice	Section 5.02(h)
Material Adverse Effect	Section 9.01(k)
MBCA	Recitals
Measurement Time	Section 3.03(a)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Nasdaq	Section 3.05
New Specified Contracts	Section 5.01(b)(xvi)
Ordinary Course of Business	Section 9.01(l)
Outside Date	Section 8.01(b)(i)
Owned Intellectual Property	Section 9.01(f)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Benefit Plans	Section 6.05(b)
Parent Disclosure Letter	Section 9.01(m)
Parent Material Adverse Effect	Section 9.01(n)
Parent Related Parties	Section 8.03(f)

62

Term	Section
Parent Termination Fee	Section 9.01(o)
Party	Preamble
Parties	Preamble
Paying Agent	Section 2.03(a)
Payoff Letters	Section 6.09
Permitted Liens	Section 9.01(p)
person	Section 9.01(q)
Personal Information	Section 3.15(f)
Principal Supplier	Section 3.24(a)
Products	Section 3.18
Proposed Changed Terms	Section 5.02(h)(ii)
Proxy Statement	Section 3.05
Recommendation	Section 3.04(b)
Regulatory Restriction	Section 6.03(b)
Release	Section 3.16(b)
Representative	Section 9.01(r)
Restraints	Section 7.01(b)
Sanctioned Country	Section 9.01(s)
Sanctioned Person	Section 9.01(t)
Sanctions Laws	Section 9.01(u)
SEC	Article III
SEC Documents	Section 3.06(a)
Securities Act	Section 3.06(a)
Shareholder Approval	Section 3.04(a)
Shareholders’ Meeting	Section 6.01(a)
Specified Contract	Section 3.09(a)
Subsidiary	Section 9.01(v)
Superior Proposal	Section 5.02(b)(iii)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 5.02(b)(i)
Takeover Statute	Section 9.01(w)
Tax Return	Section 3.13(j)
Tax Sharing Agreements	Section 3.13(j)
Tax or Taxes	Section 3.13(j)
Terminated Plan	Section 6.05(d)
Third Party	Section 9.01(x)
Transaction Litigation	Section 6.03(d)
Voting Company Debt	Section 3.03(b)

Section 9.03  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

63

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used in this Agreement is not exclusive.

(d) The phrase “made available,” when used in reference to anything made available to Parent, Merger Sub or their Representatives shall be deemed to mean that such item has been provided in writing (including in person, via email or by posting to the electronic datasite for the transaction), to Parent, Merger Sub or their Representatives at least one Business Day prior to the execution and delivery of this Agreement.

(e) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f) References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g) All capitalized terms not defined in the Company Disclosure Letter or the Parent Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information relating to a representation and warranty set forth in one section or subsection of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to apply to and qualify the representation and warranty within the Section or subsection of this Agreement to which it corresponds in number and each other representation and warranty in this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(h) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(i) Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

64

(j) Whenever this Agreement requires a Subsidiary or Representative of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Article X

General Provisions

Section 10.01  Nonsurvival of Representations and Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, that this Section 10.01 shall not limit any obligation of any Party which by its terms contemplates performance after the Effective Time.

Section 10.02  Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 10.03  Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one Business Day by transmission by facsimile (with written confirmation of transmission) or hand delivery by courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Polaris Industries Inc.

2100 Highway 55

Medina, MN 55340

Attention: Senior Vice President, Corporate Development & Strategy

Facsimile No.: (763) 542-0595

with a copy to:

Polaris Industries Inc.

2100 Highway 55

Medina, MN 55340

Attention: General Counsel

Facsimile Number: (763) 542-0592

65

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention:	W. Morgan Burns
Brandon C. Mason
Email:	morgan.burns@FaegreBD.com
brandon.mason@FaegreBD.com
Facsimile:	+1 (612) 766-1600
Telephone:	+1 (612) 766-7000

if to the Company, to:

WSI Industries, Inc.

213 Chelsea Road

Monticello, MN 55362

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP

80 South 8th Street, Suite 2000

Minneapolis, Minnesota 55402

Attention:	April Hamlin
Michael R. Kuhn
Email:	hamlina@ballardspahr.com
kuhnm@ballardspahr.com
Facsimile:	(612) 371-3207
Telephone:	(612) 371-3211

Section 10.04  Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.

Section 10.05  No Third-Party Beneficiaries. Except for (a) the provisions of Section 6.06, and Section 10.06, (b) the rights, at and after the Effective Time, of the former holders of shares of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) the rights, at and after the Effective Time, of the holders of the Company Equity Awards to receive the payments contemplated by Section 2.04, neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any person other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

66

Section 10.06  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Closing, Parent or Merger Sub may assign all or any part of this Agreement to Parent or any of its Affiliates. No assignment by any Party shall relieve such Party of any of its obligations hereunder or require any other Party hereunder to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring Party under or pursuant to this Agreement. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.07  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Minnesota, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.08  Jurisdiction; Service of Process.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Minnesota and to the jurisdiction of the United States District Court sitting in the State of Minnesota for the purpose of any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 10.03. Nothing in this Section 10.08 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 10.09  Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction or agreement contemplated hereby or the negotiation, execution or performance hereof or thereof. Each Party certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implication of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

67

Section 10.10  Specific Performance.

(a) The Parties acknowledge and agree that, subject to the provisions of this Section 10.10, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.01, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.08, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity; provided, that the Company shall only be entitled to enforce or seek to enforce specifically Parent’s obligation to cause Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby (including the obligation to pay the aggregate Merger Consideration) if: (i) the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but which are then capable of being satisfied at the Closing), (ii) the Closing has not occurred by the date the Merger is required to have occurred pursuant to Section 1.02, (iii) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able to close the Merger and that, if specific performance is granted, then the Closing will occur, and (iv) Parent and Merger Sub have failed to consummate the Merger within three Business Days of receipt of such written confirmation.

(b) The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 10.10 are an integral part of the Merger and the other transactions contemplated hereby and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Notwithstanding anything in this Agreement to the contrary, while the Company may seek (i) specific performance, subject in all respects to this Section 10.10, and (ii) payment of the Parent Termination Fee, if, as and when payable pursuant to Section 8.03(e), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance to cause Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby (including the obligation to pay the Merger Consideration) or other equitable relief, on the one hand, and payment of any monetary damages whatsoever or the payment of all or a portion of the Parent Termination Fee, on the other hand, or (B) both payment of any monetary damages, on the one hand, and payment of all or any portion of the Parent Termination Fee, on the other hand.

(d) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Parent and Merger Sub for monetary damages or other monetary remedies in connection with this Agreement (including, for the avoidance of doubt, under Section 8.02, Section 8.03 or Section 10.10(c)) and/or the transactions contemplated hereby and thereby shall be limited to an amount equal to the sum of (x) Parent Termination Fee and (y) Company’s Expenses, and in no event shall any Company Related Party seek or obtain, nor shall it permit any of its Representatives or any other person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against Parent and Merger Sub in excess of the sum of (x) Parent Termination Fee and (y) Company’s Expenses.

68

Section 10.11  Non-Recourse. Each Party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or any other agreement referenced herein or the transactions contemplated hereunder, (B) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (C) any breach or violation of this Agreement or any other agreement referenced herein and (D) any failure of the transactions contemplated hereunder or any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as a Party to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreement referenced herein or otherwise to the contrary, each Party covenants, agrees and acknowledges, on behalf of itself and the Company Related Parties or the Parent Related Parties, as applicable, that no recourse under this Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby shall be sought or had against any person not a Party and no other person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that any Party may assert against another Party solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding the foregoing or anything else to the contrary, nothing in this Agreement shall limit any rights, remedies or recourse that any Party may have with respect to fraud, intentional or willful misconduct or criminal activity by any person.

Section 10.12  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner.

69

Section 10.13  Counterparts; Facsimile and Electronic Signatures. This Agreement and each other agreement or instrument referenced herein or delivered in connection with the transactions may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed (whether signed manually, electronically or by any other valid method) by each of the Parties and delivered to the other Parties. Receipt of a Party’s executed signature page to any such agreement or instrument by facsimile, email or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery thereof by such Party.

Section 10.14  Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PARTY HERETO OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESSES OR ASSETS OF THE COMPANY), AND EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF DEFECTS THEREIN, (WHETHER LATENT OR PATENT) AND EXPRESSLY DISCLAIMS ANY RELIANCE ON ANY REPRESENTATION AND WARRANTY, IN EACH CASE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES SET FORTH IN THIS AGREEMENT AND AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER (IF APPLICABLE).

Section 10.15  Legal Representation. In any Litigation arising under or in connection with this Agreement, each member of the Company Board shall have the right, at his election, to retain the firm of Ballard Spahr LLP to represent the Company Board or any of its members in such matter so long as such Litigation does not, and would not reasonably be expected to, involve any direct adversity with the Company and such representation can be conducted in a manner that in no way compromises the privileges of the Company and otherwise complies with the Minnesota Rules of Professional Conduct and other applicable professional responsibility rules, and each Party hereto, for itself, its Affiliates and its and their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter.

[Remainder of page intentionally left blank.]

70

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

WSI INDUSTRIES, INC.

By:	/s/ Michael J. Pudil
Name:	Michael J. Pudil
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

POLARIS INDUSTRIES INC.

By:	/s/ Michael T. Speetzen
Name:	Michael T. Speetzen
Title:	Vice President-Finance, CFO and Treasurer

ICEMAN MERGER SUB, INC.

By:	/s/ Ken Pucel
Name:	Ken Pucel
Title:	President and CEO

[Signature Page to Merger Agreement]